Issuer Free Writing Prospectus

Filed by Nomura Holdings, Inc.

Pursuant to Rule 433

Registration Statement 333-261756

June 28, 2022

Nomura Holdings, Inc.

Pricing Term Sheet

$800,000,000 5.099% Senior Notes due 2025

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$800,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date: Settlement Date:	June 28, 2022 July 6, 2022 (T+5)

Issue Date:	July 6, 2022

Maturity Date:	July 3, 2025

Interest Rate:	5.099% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 3 and July 3 of each year, commencing on January 3, 2023 (short first coupon), to and including the Maturity Date, subject to the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	2.875% due June 15, 2025

Benchmark Spot (Price/Yield):	99-02 7/8 / 3.199%

Spread to Benchmark:	190 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.250% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H BE8

ISIN:	US65535HBE80

Common Code:	249751839

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Crédit Agricole Corporate and Investment Bank

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

Co-Managers:**	Barclays Capital Inc.

Banco Comercial Português, S.A.

Banco de Sabadell, S.A.

BNP Paribas Securities Corp.

CaixaBank, S.A.

Intesa Sanpaolo S.p.A.

KEXIM ASIA LIMITED

Lloyds Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Société Générale

Mischler Financial Group, Inc.

Roberts and Ryan Investments, Incorporated

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or BofA Securities, Inc., One Bryant Park, New York, NY 10036, U.S.A., Telephone: 1-800-294-1322.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

June 28, 2022

Nomura Holdings, Inc.

Pricing Term Sheet

$500,000,000 5.386% Senior Notes due 2027

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$500,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 28, 2022

Settlement Date:	July 6, 2022 (T+5)

Issue Date:	July 6, 2022

Maturity Date:	July 6, 2027

Interest Rate:	5.386% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 6 and July 6 of each year, commencing on January 6, 2023, to and including the Maturity Date, subject to the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	3.250% due June 30, 2027

Benchmark Spot (Price/Yield):	100-02 / 3.236%

Spread to Benchmark:	215 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.350% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H BF5

ISIN:	US65535HBF55

Common Code:	249751901

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Crédit Agricole Corporate and Investment Bank

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

Co-Managers:**	Barclays Capital Inc.

Banco Comercial Português, S.A.

Banco de Sabadell, S.A.

BNP Paribas Securities Corp.

CaixaBank, S.A.

Intesa Sanpaolo S.p.A.

KEXIM ASIA LIMITED

Lloyds Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Société Générale

Mischler Financial Group, Inc.

Roberts and Ryan Investments, Incorporated

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or BofA Securities, Inc., One Bryant Park, New York, NY 10036, U.S.A., Telephone: 1-800-294-1322.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

June 28, 2022

Nomura Holdings, Inc.

Pricing Term Sheet

$600,000,000 5.605% Senior Notes due 2029

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$600,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	June 28, 2022

Settlement Date:	July 6, 2022 (T+5)

Issue Date:	July 6, 2022

Maturity Date:	July 6, 2029

Interest Rate:	5.605% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 6 and July 6 of each year, commencing on January 6, 2023, to and including the Maturity Date, subject to the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	2.750% due May 31, 2029

Benchmark Spot (Price/Yield):	96-28+ / 3.255%

Spread to Benchmark:	235 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.400% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H BC2

ISIN:	US65535HBC25

Common Code:	249751782

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Crédit Agricole Corporate and Investment Bank

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

Co-Managers:**	Barclays Capital Inc.

Banco Comercial Português, S.A.

Banco de Sabadell, S.A.

BNP Paribas Securities Corp.

CaixaBank, S.A.

Intesa Sanpaolo S.p.A.

KEXIM ASIA LIMITED

Lloyds Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Société Générale

Mischler Financial Group, Inc.

Roberts and Ryan Investments, Incorporated

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or BofA Securities, Inc., One Bryant Park, New York, NY 10036, U.S.A., Telephone: 1-800-294-1322.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.